UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  4

Name of Issuer:  Aceto Corporation

Title of Class of Securities: Common Stock, $.01 par value

CUSIP Number: 004446100


             (Date of Event Which Requires Filing of this Statement)

                                December 31, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 004446100

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


      Mark E. Brady

2.    Check the Appropriate Box if a Member of a Group

                                                           a. __
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      0

6.    Shared Voting Power:

      419,806

7.    Sole Dispositive Power:

      0

8.    Shared Dispositive Power:

      419,806

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      419,806

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.   Percent of Class Represented by Amount in Row (9)

      6.42%

12.   Type of Reporting Person

      IN

CUSIP Number: 004446100

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


      Robert J. Suttman

2.    Check the Appropriate Box if a Member of a Group

                                                           a.__
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      0

6.    Shared Voting Power:

      419,806

7.    Sole Dispositive Power:

      0

8.    Shared Dispositive Power:

      419,806

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      419,806

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.   Percent of Class Represented by Amount in Row (9)

      6.42%

12.   Type of Reporting Person

      IN

CUSIP Number: 004446100

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person

      Ronald L. Eubel

2.    Check the Appropriate Box if a Member of a Group

                                                           a.__
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      495

6.    Shared Voting Power:

      419,806

7.    Sole Dispositive Power:

      495

8.    Shared Dispositive Power:

      419,806

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      420,301

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares



11.   Percent of Class Represented by Amount in Row (9)

      6.42%

12.   Type of Reporting Person
      IN

CUSIP Number: 004446100

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


      Eubel Brady & Suttman Asset Management, Inc.

2.    Check the Appropriate Box if a Member of a Group

                                                           a.__
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      0

6.    Shared Voting Power:

      403,953

7.    Sole Dispositive Power:

      0

8.    Shared Dispositive Power:

      403,953

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      403,953

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.   Percent of Class Represented by Amount in Row (9)

      6.17%

12.   Type of Reporting Person

      CO, IA

CUSIP Number: 004446100

1.    Name of Reporting Person
      I.R.S. Identification No. of Above Person


      William Hazel

2.    Check the Appropriate Box if a Member of a Group

                                                           a.__
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      0

6.    Shared Voting Power:

      403,953

7.    Sole Dispositive Power:

      0

8.    Shared Dispositive Power:

      403,953

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      403,953

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.   Percent of Class Represented by Amount in Row (9)

      6.17%

12.   Type of Reporting Person

      IN

CUSIP Number: 004446100

1.    Name of Reporting Person I.R.S. Identification No. of Above Person

      Bernie Holtgreive

2.    Check the Appropriate Box if a Member of a Group

                                                           a.__
                                                           b. X

3.    SEC Use Only


4.    Citizenship or Place of Organization

      United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5.    Sole Voting Power:

      0

6.    Shared Voting Power:

      403,953

7.    Sole Dispositive Power:

      0

8.    Shared Dispositive Power:

      403,953

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      403,953

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares


11.   Percent of Class Represented by Amount in Row (9)

      6.17%

12.   Type of Reporting Person

      IN

Item 1(a)   Name of Issuer:  Aceto Corporation

     (b)    Address of Issuer's Principal Executive Offices:

            One Hollow Lane
            Lake Success, New York 11042

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Persons
Filing:

            Mark E. Brady
            Robert J. Suttman
            Ronald Eubel
            William Hazel
            Bernie Holtgreive
            Eubel Brady & Suttman Asset Management, Inc.
            7777 Washington Village Drive
            Ste. 210 Dayton, Ohio 45459

     (d)    Title of Class of Securities: Common Stock, $.01 par value

     (e)    CUSIP Number: 004446100

Item 3. If this statement is filed pursuant to Rule 13d-1(b)(1) or 13d-2(b) or
(c) check whether the person filing is:

     (a)  / / Broker or dealer registered under Section 15 of the Act,

     (b)  / / Bank as defined in Section 3(a)(6) of the Act,

     (c)  / / Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) / / Investment Company registered under Section 8 of the Investment Company Act,

     (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

     (g)  / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G),

     (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

     (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

Item 4.     Ownership.

          (a) Amount Beneficially Owned: Mark E. Brady, Robert J. Suttman - 419,806; Ronald L. Eubel - 420,301; EBS Asset Management, Inc., William Hazel and Bernie Holtgreive - 403,953

          (b) Percent of Class: Mark E. Brady, Robert J. Suttman, Ronald L. Eubel - 6.42%; EBS Asset Management, Inc., William Hazel and Bernie Holtgreive - 6.17%

          (c) Mark E. Brady, Robert J. Suttman and Ronald L. Eubel - 419,806 shares with shared power to vote or to direct the vote; Mark E. Brady and Robert J. Suttman - 0 shares with sole power to vote or to direct the vote; Ronald L. Eubel - 495 shares with sole power to vote or to direct the vote; 419,806 shares with shared power to dispose or to direct the disposition of; Mark E. Brady and Robert J. Suttman - 0 shares with the sole power to dispose or to direct the disposition of Ronald L. Eubel - 495 shares with the sole power to dispose or to direct the disposition of;

               EBS Asset Management, Inc., William Hazel and Bernie Holtgreive - 403,953 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 403,953 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of


Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of the Group.

            N/A


Item 10. With respect to Mark E. Brady, Robert J. Suttman, Ronald L. Eubel, William Hazel and Bernie Holtgreive:

     Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to EBS Asset Management, Inc.:

     Certification for Rule 13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

With respect to all Reporting Persons:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         /s/ Ronald L. Eubel
         -------------------
             Ronald L. Eubel

         /s/ Mark E. Brady
         -----------------
             Mark E. Brady

         /s/ Robert J. Suttman, II
         -------------------------
             Robert J. Suttman, II

         /s/ William Hazel
         -----------------
             William Hazel

         /s/ Bernie Holtgreive
         ---------------------
             Bernie Holtgreive

         EUBEL BRADY & SUTTMAN
         ASSET MANAGEMENT, INC.

         By: /s/ Ronald L. Eubel
             -------------------
             By: Ronald L. Eubel
             Chief Executive Officer

         February 13, 2003
         -----------------
         Date

                                    AGREEMENT

     The undersigned agree that this Schedule 13G dated February 13, 2003 relating to the Common Stock of Aceto Corporation shall be filed on behalf of the undersigned.


         /s/ Ronald L. Eubel
         -------------------
             Ronald L. Eubel


         /s/ Mark E. Brady
         -----------------
             Mark E. Brady


         /s/ Robert J. Suttman, II
         -------------------------
             Robert J. Suttman, II

         /s/ William Hazel
         -----------------
             William Hazel

         /s/ Bernie Holtgreive
         ---------------------
             Bernie Holtgreive

         EUBEL BRADY & SUTTMAN
         ASSET MANAGEMENT, INC.

         By: /s/ Ronald L. Eubel
             -------------------
             By: Ronald L. Eubel
             Chief Executive Officer


00843.0001 #384574